                                                                    EXHIBIT 10.3


                         [DELOITTE & TOUCHE LETTERHEAD]

                                                        [DELOITTE & TOUCHE LOGO]

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Prestolite Indiel Argentina S.A.
Buenos Aires, Argentina

We have audited the accompanying consolidated balance sheets of Prestolite Indiel Argentina S.A. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholder's equity an cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries at December 31, 2001 and 2000, the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 18 to the consolidated financial statements, during January and February 2002, the Argentine Government implemented significant economic reforms, including, among others, a change in the country's monetary policy, a floating exchange-rate system and the conversion to Argentine pesos of all contracts between private parties denominated in foreign currencies. The ultimate effect of the new monetary policy and the recent and proposed economic reforms on the Company's financial position and the related impact on the Company's future operations, if any, cannot be predicted with certainty at this time.

Our audits also comprehended the translation of the Argentine peso amounts into U.S. dollar amounts for the purpose of consolidation with the financial statements of the parent company, Prestolite Electric Incorporated. In our opinion, such translation has been made in conformity with accounting principles generally accepted in the United States of America, as set forth in Statement of Financial Accounting Standards No. 52, applicable to foreign currency financial statements incorporated in financial statements of an enterprise by consolidation.

Buenos Aires, Argentina
February 11, 2002 (except for notes 1 and 18, as to which the date is March 4, 2002)
Deloitte & Co. S.R.L.

PRESTOLITE INDIEL ARGENTINA S.A.

CONSOLIDATED BALANCE SHEETS
(in thousands of U.S. dollars)
--------------------------------------------------------------------------------


                                                                        December    December
                                                                        31, 2001    31, 2000
                                                                        --------    --------
ASSETS

CURRENT ASSETS
  Cash                                                                   $    371    $    645
  Accounts receivable, net                                                  3,493       8,337
  Inventories                                                               6,075      10,760
  Other current assets                                                      1,930       2,140
                                                                         --------    --------
       Total current assets                                                11,869      21,882

PROPERTY, PLANT AND EQUIPMENT, NET                                          5,877      11,590

OTHER NON-CURRENT ASSETS                                                    2,751       3,648
                                                                         --------    --------
       Total assets                                                      $ 20,497    $ 37,120
                                                                         ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Short-term debt and current portion of long-term debt                  $    205    $  1,540
  Accounts payable                                                          3,945       6,611
  Salaries, wages, severance and withholdings                               1,239       1,505
  Accrued liabilities                                                         409         697
                                                                         --------    --------
       Total current liabilities                                            5,798      10,353

LONG-TERM LIABILITIES
  Loans due to parent company                                               9,462       4,157
  Long-term debt                                                              121         339
  Other non-current liabilities                                             1,338       1,970
                                                                         --------    --------
       Total liabilities                                                   16,719      16,819
                                                                         --------    --------

COMMITMENTS AND CONTINGENCIES (Note 16)
                                                                         --------    --------

STOCKHOLDERS' EQUITY
   Common stock, par value $1 per share; 14,786,176 shares authorized,
    issued and outstanding                                                 14,786      14,786
   Additional paid-in capital                                              41,665      41,665
   Legal reserve                                                            1,012       1,012
   Accumulated deficit                                                    (44,899)    (37,162)
   Accumulated other comprehensive loss                                    (8,786)
                                                                         --------    --------
       Total stockholders' equity                                           3,778      20,301
                                                                         --------    --------

       Total liabilities and stockholders' equity                        $ 20,497    $ 37,120
                                                                         ========    ========

See notes to consolidated financial statements.

PRESTOLITE INDIEL ARGENTINA S.A.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of U.S. dollars)
--------------------------------------------------------------------------------


                                                            Year ended
                                               ----------------------------------
                                                 December     December   December
                                                 31, 2001     31, 2000   31, 1999
                                               ------------  ----------  --------
NET SALES                                        $ 33,884    $ 40,785    $ 39,366
                                                 --------    --------    --------

COSTS AND EXPENSES:
  Cost of goods sold                               32,512      38,311      37,216
  Selling, general and administrative expenses      7,098       6,463       7,127
  Severance                                         2,256         499
                                                 --------    --------    --------
                                                   41,866      45,273      44,343
                                                 --------    --------    --------
OPERATING LOSS                                     (7,982)     (4,488)     (4,977)

INTEREST EXPENSE                                    2,508       2,011       1,642

FOREIGN EXCHANGE LOSS, NET                            276

REVENUES UNDER TAX REGIME FOR
  PROMOTED ACTIVITIES, NET
                                                    2,539       2,707       1,884

OTHER INCOME (EXPENSE), NET                           490         408       1,211
                                                 --------    --------    --------

LOSS BEFORE PROVISION FOR INCOME
  TAXES                                            (7,737)     (3,384)     (3,524)

PROVISION FOR INCOME TAXES                                        522         512
                                                 --------    --------    --------
NET LOSS                                         $ (7,737)   $ (3,906)   $ (4,036)
                                                 ========    ========    ========


See notes to consolidated financial statements.

PRESTOLITE INDIEL ARGENTINA S.A.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(in thousands of U.S. dollars)
--------------------------------------------------------------------------------


                                                                                                       Accumulated
                                                                                                          other
                                                         Additional                    Accumulated     comprehensive
                                        Common stock  paid-in capital   Legal reserve    deficit           loss            Total
                                        ------------  ---------------   -------------  ------------    -------------    -----------
Balances, December 31, 1998              $   14,786     $    29,665     $     1,012   $    (29,220)                     $   16,243

Conversion of loans due to parent
    company into equity                                       8,500                                                          8,500

Net loss                                                                                    (4,036)                         (4,036)
                                           --------       ---------       ---------     ----------       ------         ----------
Balances, December 31, 1999                  14,786          38,165           1,012        (33,256)                         20,707

Conversion of loans due to parent
    company into equity                                       3,500                                                          3,500

Net loss                                                                                    (3,906)                         (3,906)
                                           --------       ---------       ---------     ----------       ------         ----------

Balances, December 31, 2000                  14,786          41,665           1,012        (37,162)                         20,301

Net loss                                                                                    (7,737)                         (7,737)

Foreign currency translation adjustment
                                                                                                       $ (8,786)            (8,786)
                                           --------       ---------       ---------     ----------      -------         ----------

Balances, December 31, 2001              $   14,786     $    41,665     $     1,012   $    (44,899)    $ (8,786)        $    3,778
                                           ========       =========       =========     ==========      =======         ==========

See notes to consolidated financial statements.

PRESTOLITE INDIEL ARGENTINA S.A.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of U.S. dollars)
--------------------------------------------------------------------------------


                                                                         Year ended December 31,
                                                                    -------------------------------
                                                                       2001       2000       1999
                                                                    ---------   -------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                           $(7,737)   $(3,906)   $(4,036)
  Adjustments to reconcile net loss to net cash (used in)
      provided by operating activities:
      Depreciation of property, plant and equipment                    2,507      2,905      3,530
      Gain on sale of property, plant and equipment                      (23)       (43)        (7)
      Foreign exchange loss                                              276
      Changes in assets and liabilities:
        Accounts receivable                                            3,042        546        137
        Inventories                                                    1,002      3,467       (291)
        Other current and non-current assets                          (1,935)      (940)       383
        Accounts payable                                              (1,270)       909       (827)
        Accrued liabilities                                              491       (502)    (1,617)
        Other non-current liabilities                                    236       (322)      (534)
                                                                     -------    -------    -------
  Net cash (used in) provided by operating activities                 (3,411)     2,114     (3,262)
                                                                     -------    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property, plant and equipment                          (745)    (1,146)    (1,449)
  Proceeds from sale of property, plant, and equipment                   154         58         47
                                                                     -------    -------    -------
  Net cash used in investing activities                                 (591)    (1,088)    (1,402)
                                                                     -------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Financing obtained from the parent company                           5,305      1,321      3,542
  (Decrease) increase in bank arrangements, net                       (1,150)    (1,804)     1,040
  Repayment of capital leases                                           (192)      (178)       (42)
                                                                     -------    -------    -------
  Net cash provided by (used in) financing activities                  3,963       (661)     4,540
                                                                     -------    -------    -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                 (235)

(DECREASE) INCREASE IN CASH                                             (274)       365       (124)

CASH AT BEGINNING OF YEAR                                                645        280        404
                                                                     -------    -------    -------
CASH AT END OF YEAR                                                  $   371    $   645    $   280
                                                                     =======    =======    =======
SUPPLEMENTAL DISCLOSURES
Cash flow information:
  Cash paid for interest                                             $ 2,424    $ 1,848    $ 1,447
                                                                     =======    =======    =======
  Cash paid for income taxes                                         $     -    $    22          8
                                                                     =======    =======    =======
Non-Cash investing activities:
  Capital lease obligations incurred for the purchase of new
    equipment                                                        $     -    $   495        248
                                                                     =======    =======    =======
Non-Cash financing activities:
  Conversion of loans due to parent company into equity              $     -    $ 3,500      8,500
                                                                     =======    =======    =======


See notes to consolidated financial statements.

PRESTOLITE INDIEL ARGENTINA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of U.S. dollars)
--------------------------------------------------------------------------------


1.       GENERAL INFORMATION - NATURE OF BUSINESS

         Prestolite Indiel Argentina S.A., a wholly owned subsidiary of Prestolite Electric Incorporated, a U.S. corporation, includes the wholly owned subsidiaries Equipos Originales S.A. and Jovsa S.A. Operations are generally conducted as Prestolite Indiel Argentina S.A. (Prestolite Indiel Argentina S.A., Equipos Originales S.A. and Jovsa S.A., hereinafter collectively referred to as the "Company").

         The Company manufactures and distributes motor starters, alternators, distributors and steering columns for aftermarket and original equipment applications in the automotive industry. The Company's three manufacturing facilities and the remaining long-lived assets are located in Argentina. The Company operates in two principal geographic areas, Latin America, primarily Argentina and Brazil, and the United States. Sales by geographical region were as follows:

                                                      Year ended
                                ------------------------------------------------------
                                    December             December            December
                                    31, 2001             31, 2000            31, 1999
                                --------------       --------------        -----------
    Argentina                   $       25,333       $       29,390        $    36,409
    Rest of Latin America                4,928                7,606              1,130
                                --------------       --------------        -----------
    Latin America                       30,261               36,996             37,539
    United States                        2,701                2,477              1,164
    Other                                  922                1,312                663
                                --------------       --------------        -----------
                                $       33,884       $       40,785        $    39,366
                                ==============       ==============        ===========

         As discussed in note 11, the Company was granted certain tax exemptions, including, among others, the exemption from payment of income tax, assets tax and value added tax for a period of fifteen years that expires in 2002. The Company's revenues under the tax regime for promoted activities amounted to $2,539, $2,707 and $1,884 in 2001, 2000 and 1999, respectively.

         On April 30, 2001, with the objective of replacing the currently promoted activities, the Company entered into an agreement to acquire all of the outstanding common stock of Motores de San Luis S.A. ("Mosal"), for Argentine pesos 4,000,000 and the amount of cash ("Mosal's Existing Cash") and certain tax credits existing in Mosal as of the Closing Date. The price will be paid as follows: Argentine pesos 500,000 plus Mosal's Existing Cash in cash are payable on the earlier of the date of notification to Mosal by the tax authority of the attribution of the tax benefits under the tax regime for promoted activities, or the date of utilization by Mosal of such benefits. The tax credits are payable as collected by Mosal. The remaining portion will be paid over the following three years. The Closing Date took place on March 4, 2002. The acquisition will be accounted for as a purchase.

                                                                              2.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of U.S. dollars)
--------------------------------------------------------------------------------


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Principles of consolidation - The accompanying consolidated financial statements include the accounts of Prestolite Indiel Argentina S.A. and its subsidiaries, Equipos Originales S.A. and Jovsa S.A. All significant intercompany balances and transactions have been eliminated.

         Foreign currency translation - The accompanying consolidated financial statements have been translated into U.S. dollars in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation". Management has determined that the Argentine peso is the functional currency. Assets and liabilities are translated at current exchange rates, while income and expense are translated at average rates for the period. Translation adjustments are recorded as a separate component of stockholders' equity. Foreign exchange gains and losses, excluding those related to intercompany transactions for which settlement is not planned or anticipated in the foreseeable future, are included in the determination of income for the relevant periods.

         The free exchange rate prevailing in Argentina from April 1991 through December 20, 2001 was of 1 Argentine peso to 1 U.S. dollar. The decision of the Argentine Government on December 20, 2001, to preclude exchanges of pesos and U.S. dollars (see note 18) created a condition of non-exchangeability as discussed in paragraph 26 of SFAS 52 and EITF Topic D-12 "Foreign Currency Translation--Selection of Exchange Rate When Trading Is Temporarily Suspended". Accordingly, foreign currency transactions as of December 31, 2001 were remeasured into Argentine pesos using the free exchange rate at which the related assets and liabilities could have been settled on the first subsequent day of trading (January 11, 2002), of 1.65 Argentine pesos to 1 U.S. dollar. This exchange rate was also the expected rate for dividend remittances. Assets and liabilities as of December 31, 2001 were translated into U.S. dollars using the same rate.

         USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results may differ from the estimates and assumptions used in preparing the financial statements.

         REVENUE RECOGNITION - Revenues are recognized upon shipment of products, with appropriate provision for doubtful accounts. The Company believes that its revenue recognition policies conform to Staff Accounting Bulleting No. 101, "Revenue Recognition in Financial Statements".

         Revenues exceeding 10% attributable to any one customer amounted to $7,383 or 18% (representing 1 customer), for the year ended December 31, 2000. No individual customer accounted for more than 10% of the Company's sales, for the years ended December 31, 2001 and 1999.

         FAIR VALUE OF FINANCIAL INSTRUMENTS -- The carrying amounts of cash, accounts receivable and payable, accrued expenses, debt and other liabilities approximates their fair value at December 31, 2001 and 2000. Fair values have been determined based on management estimates and information from market sources. The fair value of financial instruments is based on a number of factors and assumptions and may not necessarily be representative of the actual gains or losses that may be realized upon settlement.

                                                                              3.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of U.S. dollars)
--------------------------------------------------------------------------------


         ALLOWANCE FOR DOUBTFUL ACCOUNTS RECEIVABLE - The Company carries accounts receivable at the amount it deems to be collectible. Accordingly, it provides allowances for accounts receivable deemed to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amount of accounts receivable that become uncollectible could differ from the estimated amount. The activity for the allowance for doubtful accounts receivable is as follows:


                                                            Year ended
                                       ------------------------------------------------
                                         December        December            December
                                         31, 2001        31, 2000            31, 1999
                                       --------------    ----------        ------------
    Beginning balance                  $          848     $     762        $        857
    Provision                                   1,838           496                 268
    Write-offs, net                              (579)         (410)               (363)
    Effect of exchange rate changes              (830)
                                       --------------    ----------        ------------
    Ending balance                     $        1,277     $     848        $        762
                                       ==============    ==========        ============

         INVENTORIES - Inventories are stated at the lower of cost or market, with cost being established by the first-in first-out method.

         PROPERTY, PLANT AND EQUIPMENT - Property plant and equipment is stated at cost and depreciated using the straight-line method over the expected life of the related asset. Buildings are depreciated over 50 years; machinery, installations, tooling, furniture and fittings over 10 years; vehicles, over 5 years; and software over 3 years. The carrying value of property, plant and equipment is periodically reviewed by management and impairments, if any, are recognized when the expected future undiscounted cash flows related to such long-lived assets are less than their carrying value. Measurement of any impairment loss would be based on discounted operating cash flows, which represents management's estimate of fair value.

         INCOME TAX AND ALTERNATIVE MINIMUM INCOME TAX - The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires an asset and liability approach for differences in financial accounting and income tax purposes. Under this method, a deferred tax asset or liability is recognized with respect to all temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities, and the benefit from utilizing tax loss carryforwards and asset tax credits is recognized in the year in which the loss or credit arises (subject to a valuation allowance with respect to any tax benefits not expected to be realized).

         Alternative minimum income tax ("AMIT") is determined as 1% of total assets as of year-end. The amount determined in respect of AMIT is considered as a payment on account of the current income tax obligation. Tax payers must pay in aggregate an amount that cannot be lesser than the AMIT. The AMIT can be used to reduce the income tax obligation within 10 years after the year of payment. Management has estimated that the Company will not be able to utilize the AMIT in future years. Therefore, AMIT for the years ended December 31, 2000 and 1999 was charged to results of operations and is presented together with the provision for income taxes in the consolidated

                                                                              4.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of U.S. dollars)
--------------------------------------------------------------------------------


         statement of operations. In 2001, the Company was granted the tax exemptions of the Competitiveness Law and, accordingly, is exempted from the payment of AMIT in 2001 and 2002.

         ACCUMULATED DEFICIT AT THE BEGINNING OF THE PERIOD - As discussed in note 11, the Company fully reserved a tax credit of $2,983 (originally $4,922) arising from the suspension of certain tax benefits and adjusted the opening balance of accumulated deficit by $4,922, to conform the accounting treatment given to this receivable by the Parent Company in applying purchase accounting at the date of acquisition.

         RECLASSIFICATIONS - Certain reclassifications have been made to conform prior years' data to the current presentation. These reclassifications had no impact on previously reported results of operations or shareholders' equity.

         RECENTLY ISSUED ACCOUNTING STANDARDS - In the second quarter of 2001, the Financial Accounting Standard Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets". SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and that the use of the pooling-of-interest method is no longer allowed. SFAS No. 142 requires that amortization of goodwill will cease and, instead, the carrying value of goodwill will be evaluated for impairment on an annual basis. Identifiable intangible assets will continue to be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. The Company is evaluating the impact of the adoption of these standards and has not yet determined the effect of adoption on its financial position and results of operations.

         In July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. This statement is effective for the Company on January 1, 2003.

         In the third quarter of 2001, the FASB issued SFAS No. 144, which supersedes SFAS No. 121 but retains the fundamental provisions of SFAS No. 121 for recognition and measurement of the impairment of long-lived assets to be held and used and measurement of long-lived assets to be disposed of by sale. However, SFAS No. 144 applies the fair value method for testing of impairment, which differs from SFAS No. 121. SFAS No. 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30 as it pertains to disposal of a business segment but retains the requirement of that opinion to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001.

         The Company is evaluating the impact of the adoption of SFAS No 143 and SFAS No. 144 and has not yet determined the effect of adoption on its financial position and results of operations.

                                                                              5.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of U.S. dollars)
--------------------------------------------------------------------------------

3.    INVENTORIES

      Inventories consisted of the following:

                                          December          December
                                          31, 2001          31, 2000
                                         ----------         --------
      Finished goods                     $    2,876         $  4,842
      Work in process                         1,023            1,692
      Raw materials and other supplies          970            2,303
      Goods in transit                          408              301
      Resale merchandises                       798            1,622
                                         ----------         --------
                                         $    6,075         $ 10,760
                                         ==========         ========

4.    OTHER CURRENT ASSETS

      Other current assets consisted of the following:

                                          December          December
                                          31, 2001          31, 2000
                                         -----------        --------
      Tax credits                        $      829         $    941
      Restricted deposits                       600              430
      Others                                    501              769
                                         ----------         --------
                                         $    1,930         $  2,140
                                         ==========         ========

5.    PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment consisted of the following:

                                          December          December
                                          31, 2001          31, 2000
                                         ----------         --------
      Land                               $      462         $    803
      Buildings                               6,001            9,875
      Machinery                              14,218           23,375
      Tooling                                 5,362            8,406
      Installations                           2,041            3,317
      Furniture and fittings                  1,421            2,341
      Vehicles                                  633            1,094
      Software                                  631              979
      Others                                     28              103
                                         ----------         --------
      Total                                  30,797           50,293
      Less: Accumulated depreciation        (24,920)         (38,703)
                                         ----------         --------
      Property, plant and equipment, net $    5,877         $ 11,590
                                         ==========         ========

                                                                              6.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of U.S. dollars)
--------------------------------------------------------------------------------

6.       OTHER NON-CURRENT ASSETS

         Other non-current assets consisted of the following:

                                                                        December    December
                                                                        31, 2001    31, 2000
                                                                        --------    --------
         Tax credits                                                    $  2,668    $  3,648
         Others                                                               83
                                                                        --------    --------
                                                                        $  2,751    $  3,648
                                                                        ========    ========

7.       DEBT

         Debt consisted of following:

                                                                        December    December
                                                                        31, 2001    31, 2000
                                                                        --------    --------
         Bank arrangements                                              $    125    $  1,356
         Capital lease obligations                                           201         523
                                                                        --------    --------
         Total debt                                                     $    326    $  1,879
         Less: short-term debt and current portion of long-term debt         205       1,540
                                                                        --------    --------
         Long-term debt, less current portion                           $    121    $    339
                                                                        ========    ========


         The Company has arrangements with several banks to discount or borrow against accounts receivable. The approximate average annual interest rate was 30% and 19%, for 2001 and 2000, respectively.


8.       OTHER NON-CURRENT LIABILITIES

         Other non-current liabilities consisted of the following:



                                                                        December    December
                                                                        31, 2001    31, 2000
                                                                        --------    --------
         Retirement benefit liabilities                                 $    860    $  1,540
         Accrued claims and other litigation expenses                        209         372
         Others                                                              269          58
                                                                        --------    --------
                                                                        $  1,338    $  1,970
                                                                        ========    ========

                                                                              7.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of U.S. dollars)
--------------------------------------------------------------------------------

9.       LEASES

         The Company leases certain machinery and vehicles under long-term capital lease arrangements. Scheduled payments on capital leases as of December 31, 2001 are as follows:

         2002                                                        108
         2003                                                         79
         2004                                                         75
         2005                                                         11
                                                                --------
         Total minimum lease payments                                273
         Less: Imputed interest                                       72
                                                                --------
         Present value of net minimum lease payments            $    201
                                                                ========

10.      RELATED PARTY TRANSACTIONS

         Prestolite Indiel Argentina S.A. is a wholly-owned subsidiary of Prestolite Electric Incorporated (the "Parent Company"). For the years ended December 31, 2001, 2000 and 1999, sales to the Parent Company and its affiliates totaled $3,144, $3,312 and $1,740, respectively, and purchases from the Parent Company and its affiliates totaled $67, $203 and $168, respectively. Included in accounts receivable as of December 31, 2001 and 2000 is $93 and $191 due from the Parent Company and its affiliates, respectively. Included in accounts payable as of December 31, 2001 and 2000 is $345 and $98, due to the parent company and its affiliates, respectively. The Company has obtained financing from the Parent Company of $5,305, $1,321 and $3,542, in 2001, 2000 and 1999,
         respectively. Loans due to the Parent Company at December 31, 2001 and 2000 amounted to $9,462 and $4,157, respectively.

11.      BENEFITS UNDER TAX REGIME FOR PROMOTED ACTIVITIES

         The Company was granted the tax exemptions established by Law No. 22,021 (amended by Law No. 22,702), which include, among others, the following benefits: (a) Exemption from payment of Income Tax and Capital/Assets Tax for a period of fifteen years from the start-up date of the industrial plant, ranging from 100% for the first five years up to 12.6% for the last year; and (b) Exemption from payment of value added tax ("VAT") on domestic market sales for a period of fifteen years from the start-up date of the industrial plant, applying the same sliding scale. These benefits expire in 2002.

         The Economic Emergency Law No. 23,697 suspended 50% of the tax benefits for promoted activities for a period of six months from September 25, 1989. Decree No. 435/90 of the National Executive Power extended for another six months the suspension of the tax benefits and, also, repealed the VAT exemption on purchases to suppliers of raw materials and semi-processed goods. This benefit was afterwards reinstated by delivering tax credit certificates. Effective December 1, 1992, Decree No. 2,054/92 established that the tax benefits would be credited to a current account with the Tax Authority, based on the theoretical tax costs for the National Government.

         The Company originally recorded a tax credit of $4,922 corresponding to the estimate of the Company's rights resulting from the suspension of the tax benefits, under Law No. 23,697, and the

                                                                              8.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of U.S. dollars)
--------------------------------------------------------------------------------


         exemption from customs duties repealed by article 45 of Decree No. 435/90. On June 28 and November 18, 1994, the Tax Authority issued General Resolutions No. 3,838/94 and 3,905/94, which regulated the granting of Tax Credit Certificates resulting from the suspension of the tax benefits under Law No. 23,697 and the exemption from customs duties repealed by article 45 of Decree No. 435/90. In June 1995, the Company submitted all the elements established by these General Resolutions to the corresponding control authority, who may request additional information in order to establish whether the granting of the aforementioned Tax Credit Certificates is applicable. Upon satisfactory completion of this review process, the Company will receive Debt Consolidation Bonds created by Law No. 23,982 in connection with the claims predating April 1, 1991, and the rest will be credited to a computerized current account provided by the Tax Authority. This tax credit was fully reserved in 2001, to conform the accounting treatment given to this receivable by the Parent Company in applying purchase accounting at the date of acquisition.

12.      INCOME TAXES

         The provision for income taxes shown in the consolidated statement of operations solely consists of alternative minimum income tax charges of $522 and $512 at December 31, 2000 and 1999 respectively.

         The provision for income taxes differs from the amount computed by applying the statutory tax rate to net loss before provision for income taxes. The sources and tax effects of the differences are as follows:

                                                                         Year ended
                                                          --------------------------------------------
                                                             December       December        December
                                                             31, 2001       31, 2000        31, 1999
                                                          -------------   -----------     ------------
         Income tax benefit at the statutory rate (35%)       $(2,708)       $(1,185)       $ (1,233)
         Revenues under tax regimes for promoted
            activities                                           (889)          (947)           (659)
          Other                                                    40            472               8
          Effect of exchange rate changes                       1,401
          Increase in valuation allowance                       2,156          1,660           1,884
                                                              -------        -------        --------
          Subtotal - Income tax                                   -               -               -
          Alternative minimum income tax                                         522             512
                                                              -------        -------        --------
         Total provision for income taxes                     $   -          $   522        $    512
                                                              =======        =======        ========




         The significant components of deferred tax assets and liabilities are the following:


                                                                             December       December
                                                                             31, 2001       31, 2000
                                                                             --------       --------
         Tax loss carryforwards                                              $ 8,908        $ 12,318
         Other                                                                   865           1,419
                                                                             -------        --------
                                                                               9,773          13,737
         Valuation allowance                                                  (9,773)        (13,737)
                                                                             -------        --------
                                                                             $     0        $      0
                                                                             =======        ========

                                                                              9.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of U.S. dollars)
--------------------------------------------------------------------------------

         The Company has established a valuation allowance against the net deferred tax asset position at December 31, 2001 and 2000, as management believes that realization of these benefits is not probable. Realization of the future tax benefits related to the net deferred tax assets is dependent on many factors, including the Company's ability to generate taxable income within the net operating loss carryforward period. Management has considered these factors in reaching its conclusion as to the valuation allowance for financial reporting purposes.

         The tax loss carryforwards expire as follows:


                                                                         Tax effect
                                                                  (statutory rate of 35%)
                                                                    --------------------
                                                       Tax-loss     December    December
                     Expiration date                 carryforwards  31, 2001    31, 2000
    December 2001                                                               $  1,220
    December 2002                                        $ 6,636    $  2,323       3,832
    December 2003                                          4,521       1,582       2,611
    December 2004                                          5,026       1,759       2,903
    December 2005                                          3,135       1,097       1,752
    December 2006                                          6,135       2,147
                                                         -------    --------    --------
                                                         $25,453    $  8,908    $ 12,318
                                                         =======    ========    ========


13.      TAX LOSS CARRYFORWARDS UNDER LAW No. 24,073

         In accordance with the provisions of Law No. 24,073, tax loss carryforwards originated before March 31, 1991 will be converted, upon approval by the Tax Authority, into tax credits to be repaid by the Federal Government with Debt Consolidation Bonds under Law No. 23,982. On April 27, 1993, the Company made the corresponding filing with the Tax Authority for $441. The Tax Authority rejected the Company's request. The Company accounted for a valuation allowance to cover the rejected tax credit. The Company has appealed the decision before the Tax Authority.

                                                                             10.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of U.S. dollars)
--------------------------------------------------------------------------------

14.      RETIREMENT BENEFIT LIABILITIES

         The Company has a noncontributory unfunded pension plan which provides retirement benefits for 9 former employees. The plan was established in June, 1987 and terminated in June, 1995. The following provides a reconciliation of benefit obligations and funded status, based upon the most recent actuarial valuations:

                                                                                  2001               2000
                                                                               ---------          ---------
         Change in benefit obligation:
         Benefit obligation at beginning of year                                $  1,944          $   2,008
         Interest cost                                                               151                156
         Actuarial loss                                                              167                 79
         Benefits paid                                                              (299)              (299)
         Effect of exchange rate changes                                            (774)
                                                                                --------          ---------
         Benefit obligation at end of year                                      $  1,189          $   1,944
                                                                                ========          =========

         Funded status:                                                         $ (1,189)         $  (1,944)
         Unrecognized transition obligation                                          182                329
         Unrecognized actuarial loss                                                 147                 75
                                                                                --------          ---------
         Net amount recognized                                                  $   (860)         $  (1,540)
                                                                                ========          =========


                                                                                   2001              2000
                                                                                --------          ---------
         Weighted average assumptions as of December 31
         Discount rate                                                             7.50%             8.40%


                                                                                   Year ended
                                                              ---------------------------------------------------
                                                                  December         December           December
                                                                  31, 2001         31, 2000           31, 1999
                                                              ---------------  ---------------- -----------------
         Components of net periodic pension cost:
         Interest cost                                        $          151   $          156   $             146
         Amortization of transition obligation                            28               28                  28
                                                              --------------   --------------   -----------------
                                                              $          179   $          184   $             174
                                                              ==============   ==============   =================

                                                                             11.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of U.S. dollars)
--------------------------------------------------------------------------------

15.      SEVERANCE

         During 2001 and 1999 the Company announced and implemented restructuring plans involving employee cutbacks. All costs related to the plans are for employee severance. The workforce reduction was reduced by approximately 154 employees in 2001 and 2000. As of December 31, 2001, all these employees have been terminated. The following is a summary of the redundancy charges and outlays:

                                                   December            December
                                                   31,  2001           31, 2000
                                                  -----------        ------------
         Balance at beginning of year               $   455             $ 1,085
         Severance cost                               2,256                 499
         Payments                                    (1,088)             (1,129)
         Effect of exchange rate changes               (639)
                                                    -------             -------
         Balance at end of year                     $   984             $   455
                                                    =======             =======

16.      CONTINGENCIES - ACCRUED CLAIMS AND OTHER LITIGATION EXPENSES

         The Company is involved in various claims and legal proceedings of a nature considered normal to its business. At December 31, 2001 and 2000 the Company recorded a liability related to these claims of $209 and $372, respectively. The precise final outcome of such claims and proceedings is uncertain. Management believes that no significant negative impact will result from known outstanding issues.

17.      RESTRICTIONS ON THE DISTRIBUTION OF PROFITS

         Under Argentine Corporation Law N (degree) 19,550, Companies must appropriate 5% of each year's income to a legal reserve, until the reserve is equivalent to 20% of the carrying value of common stock, determined by applying accounting principles generally accepted in Argentina. Dividend distributions must be approved by a vote of the stockholders. Dividends are allowed only to the extent of retained earnings, based upon financial statements prepared in accordance with accounting principles generally accepted in Argentina.

18.      SUBSEQUENT EVENT

         The Argentine peso maintained a one-to-one conversion rate to the U.S. dollar since 1991. On December 20, 2001, the Argentine Government (the "Government") announced that exchange transactions would be temporarily suspended. On January 2, 2002, the Government also announced that the current one-to-one ratio would no longer be maintained, and established two foreign currency exchange markets, the "commercial market", for all exports and certain imports, in which foreign currencies were to be purchased at preferential rates to be set by the Monetary Authority, and the "free market", for all other transactions, including dividend remittances, in which foreign currencies were to be purchased at a free-floating rate. The Government precluded exchanges of pesos and foreign currencies from December 20, 2001 to January 11, 2002, when markets reopened and the average free exchange rate was 1.65 Argentine pesos to 1 U.S. dollar. The

                                                                             12.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of U.S. dollars)
--------------------------------------------------------------------------------


         Government imposed severe restrictions on cash withdrawals from banks, freezing time deposits and savings accounts in dollars and Argentine pesos for a period of between 6 months and 3 years, depending on their amount and the currency in which they were denominated.

         On February 4, 2002, the Government announced the elimination of the commercial exchange market, established a single free-exchange market and suspended again exchange transactions until February 11. When the exchange market reopened, the free-floating rate was of 2.10 Argentine pesos to 1 U.S. dollar. The free-floating rate as of March 4, 2002 was of 2.10 Argentine pesos to 1 U.S. dollar. Had the free-floating rate of
         2.10 Argentine pesos to 1 U.S. dollar been in effect as of December 31, 2001, the impact on the Company's financial position as of such date would have been an additional currency translation adjustment (loss) of $2,900 and an additional foreign exchange loss of $100.

         The Government also announced the conversion to Argentine pesos of all contracts between private parties denominated in foreign currencies; those denominated in U.S. dollars will be converted at an exchange rate of 1 Argentine peso to 1 U.S. dollar.

         The ultimate effect of the new monetary policy and the recent and proposed economic reforms on the Company's financial position and the related impact on the Company's future operations, if any, cannot be predicted with certainty at this time.